UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2017

CARVANA CO.

(Exact name of registrant as specified in its charter)

Delaware	001-38073	81-4549921
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1930 W. Rio Salado Pkwy

Tempe, Arizona 85281

(Address of principal executive offices, including zip code)

(602) 852-6604

(Registrant’s telephone number, including area code)

4020 E. Indian School Rd.

Phoenix, Arizona 85018

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement of Class A Convertible Preferred Stock

On December 4, 2017, Carvana Co. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with DDFS Partnership LP, a Delaware limited partnership and affiliate of Dundon Capital Partners (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser an aggregate of 100,000 shares of its newly created series of Class A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $100.0 million, or $1,000 per share, in a privately negotiated transaction (the “Private Placement”). The Preferred Stock will be sold pursuant to the Investment Agreement in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. The Company expects to close the Private Placement within three business days.

The Private Placement is expected to result in net proceeds of approximately $98.5 million, after deducting transaction fees. The Company intends to use the net proceeds for general corporate purposes.

The Investment Agreement prohibits the Purchaser from transferring the Preferred Stock, or Common Stock issued upon conversion of such Preferred Stock, in either case without the Company’s consent until the date that is six months from the closing date, except for certain permitted transfers.

The Investment Agreement contains customary terms for private placements by public companies, including customary representations, warranties and covenants with respect to the Preferred Stock.

The foregoing description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certificate of Designations of the Preferred Stock

On the closing date, the Company will file with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, and Rights of Class A Convertible Preferred Stock (the “Certificate of Designations”), creating the Preferred Stock and establishing the designations, preferences, and other rights of the Preferred Stock, which became effective upon filing.

The Preferred Stock will rank senior to the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock will have an initial stated value of $1,000 per share, and holders of Preferred Stock will be entitled to cumulative dividends payable quarterly in cash at a rate of 5.50% per annum. Holders of Preferred Stock will have no voting rights and no right to vote as a separate class, except as required by, and cannot be waived under, the Delaware law. Holders of Preferred Stock will have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company. Holders of the Preferred Stock will also have certain representation rights on the Company’s board of directors in the event that dividends payable on the Preferred Stock are in arrears for six or more quarterly periods.

Twenty days after mailing of an information statement to shareholders of the Company in accordance with the requirements of the Securities Exchange Act of 1934, the Preferred Stock will be convertible at the option of the holders at any time into shares of Common Stock at an initial conversion rate of 50.78 shares of Common Stock for each share of Preferred Stock, which represents an initial conversion price of approximately $19.6945 per share of Common Stock, subject to adjustment. The conversion rate will be subject to customary anti-dilution and other adjustments. On or after the first anniversary of the closing date, the Company will have the option to cause all Preferred Shares to be converted into Common Stock so long as the volume-weighted average Common Stock price for the 10 day trading period ending on the second trading day immediately preceding the Company’s notice of conversion equals or exceeds 150% of the then applicable conversion price (a “Mandatory Conversion Option”). Upon exercise of its Mandatory Conversion Option, the Company may, at its option, settle in cash or in shares of Common Stock.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the Form of Certificate of Designations, a copy of which is attached as Exhibit A to the Investment Agreement and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The disclosure under Item 1.01 is incorporated by reference in its entirety in this Item 5.07 of this Current Report on Form 8-K. On December 3, 2017, the majority stockholder of the Company provided its written consent approving the issuance of Common Stock upon conversion of the Preferred Stock pursuant to New York Stock Exchange Listing Rule 312.03. The matters contemplated by such written consent will become effective only after the Company has complied with the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended, with respect to such written consent.

Item 8.01 Other Events.

On December 4, 2017, the Company issued a press release announcing the Private Placement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Investment Agreement, dated December 4, 2017, by and between Carvana Co. and DDFS Partnership LP.

99.1	Press Release, dated December 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARVANA CO.

Date: December 4, 2017	By:	/s/ Mark Jenkins
	Name:	Mark Jenkins
	Title:	Chief Financial Officer